GEOCOM RESOURCES INC.

(the "Corporation")

Suite 413 - 114 West Magnolia Street

Bellingham, Washington 98225

Tel (360) 392-2898

May 5, 2003 OTCBB:GOCM

NEWS RELEASE

The Corporation is pleased to announce that it has entered into a formal agreement with TNR Resources Ltd. ("TNR") to acquire a 75% interest in the La Carolina Project in the Sierra San Luis Mountains of Central Argentina.

The La Carolina Project comprises 1,318 hectares in the San Juan Province of Argentina. Located 90 kilometers northeast of the provincial capital of San Luis, and at an elevation of 1,600 meters above sea level, the project is accessible year round via paved and gravel roads.

The La Carolina Project has been the site of intermittent production of gold, silver, and zinc since the 1880's, and is noted also for its sizeable deposits of alluvial gold. Recent exploration has been conducted by Cameco, the government of Argentina, Anglo-American, and most recently by Compania Minera Solitario Argentina S.A., formerly a subsidiary of Crown Resources Inc. now owned by TNR Resources Ltd. Geologic mapping, surface sampling, and minimal drilling has confirmed at least twelve gold occurrences on the property, in addition to three areas (La Carolina, La Rica, and La Luisa) that were previously mined.

Precious and base metal mineralization occurs in and adjacent to volcanic intrusive rocks situated within a regional, wide, deep-seated shear zone hosted by metamorphic rocks. The Tertiary volcanic rocks are characterized by highly altered and mineralized hydrothermal breccias and explosion breccias that occur as domes, volcanic necks, and in arc-shaped dikes. Gold occurs in intensely altered and silicified volcanic and adjacent metamorphic rocks as free gold and/or electrum associated with base metals.

To earn its 75% interest, the Corporation must spend US$2,000,000 over four years on exploration and development at La Carolina. The Corporation must issue or arrange for the transfer of 50,000 common shares to TNR upon formalization of the option agreement, and annually thereafter until its obligations have been met. Upon vesting its interest in the project, the Corporation and TNR will enter into a formal venture agreement to manage the development of the project.

On behalf of the Board of Directors

John E. Hiner, President and CEO

The OTCBB has not reviewed and does not accept responsibility for the adequacy or accuracy of the contents herein.